Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.13 PER UNIT

Distribution 8% Higher Than 4Q 2009
2010 Distributable Cash Flow Up 14% Over 2009

HOUSTON, Jan. 19, 2011 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.13 ($4.52 annualized) payable on Feb. 14, 2011, to unitholders of record as of Jan. 31, 2011.  The distribution represents an 8 percent increase over the fourth quarter 2009 cash distribution per unit of $1.05 ($4.20 annualized).  KMP has increased the distribution 39 times since current management took over in February of 1997.
For the fourth quarter, KMP reported distributable cash flow before certain items of $366.2 million, up 7 percent from $341.8 million for the comparable period in 2009.  Distributable cash flow per unit before certain items was $1.17, flat compared to the fourth quarter last year.  Net income before certain items was $425.4 million versus $371.5 million for the same period last year.  Including certain items, net income was $416.3 million compared to $324.7 million for the fourth quarter of 2009.  Certain items totaled a net loss of $9.1 million, the majority of which was attributable to legal reserves, offset in part by a gain on the sale of 50 percent of Cypress Pipeline.
For full year 2010, KMP produced distributable cash flow before certain items of $1.360 billion, up 14 percent from $1.196 billion for 2009.  Distributable cash flow per unit before certain items was $4.43, up 4 percent from $4.25 for 2009.  Net income before certain items was $1.521 billion compared to $1.342 billion for 2009.  Including certain items, net income was $1.331 billion versus $1.284 billion for 2009.
Chairman and CEO Richard D. Kinder said, “We are pleased to increase our cash distribution per unit for the fourth consecutive quarter.  At its current level of $1.13 per unit, the distribution is significantly higher (8 percent) than it was in the fourth quarter of 2009.  Overall, 2010 was a good year at Kinder Morgan and we are very pleased with our results, particularly
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when you consider the state of the economy during the past year.  We hit our distribution per unit target of $4.40 for the year, and we generated cash in excess of that distribution, although we did fall a bit short of our annual budget.  All five of our businesses produced stronger results in the fourth quarter and for the full year of 2010 than in the comparable periods of 2009.  Total segment earnings before DD&A were $876.3 million for the fourth quarter and $3.312 billion for the full year, up 8 percent for the quarter and 12 percent for the full year.  These increases reflect solid asset performance and contributions from various investment initiatives.  Looking ahead, the company is well positioned for additional growth.  In total, we invested approximately $2.5 billion in 2010 to further grow the company, and we will continue to pursue new-build infrastructure opportunities, joint ventures, organic expansions and acquisitions across all of our businesses.  As previously announced, we expect to declare cash distributions of $4.60 per unit for 2011, which would be a 4.5 percent increase over 2010.”
Overview of Business Segments
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $170.9 million, up 4 percent from $164.6 million for the comparable period in 2009.  For the year, segment earnings before DD&A and certain items were $687.5 million, an 8 percent increase over $635.1 million for 2009, but slightly below its published annual budget of 10 percent growth.
“Growth in the fourth quarter compared to the same period last year was driven by our Pacific pipeline, the Southeast and West Coast terminals and our transmix operations, although the segment was impacted by significantly lower volumes on the Cochin Pipeline system due to milder weather and a lack of grain drying demand,” Kinder said.  “Revenues increased by 8.9 percent compared to the fourth quarter last year, due primarily to an increase in ethanol storage and blending, good results on the East Line, a storage expansion at our Carson, Calif., terminal and an uptick in biofuels handling in the Pacific Northwest.”
For the full year, growth was attributable to higher tariffs on the East Line and revenue growth from expansions and acquisitions, which overcame disappointing volumes and revenues on Cochin.  Revenues in 2010 increased by 10.4 percent over 2009.
The company continued to benefit from further increases in ethanol demand, boosted by both a mandate in California (which took effect in the first quarter) that increased the amount of
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ethanol blended into gasoline from 5.7 percent to 10 percent in that state, and favorable blending economics.  As noted previously, while the growing use of ethanol as part of the country’s fuel supply directionally reduces pipeline volumes, the company’s investments in ethanol storage and blending infrastructure at its terminals have allowed this business segment to participate in those revenues and cash flows.  Indeed, one-third of the revenue growth on Pacific in 2010 was attributable to its associated terminal operations.  In the fourth quarter, ethanol volumes handled in this segment increased by 19 percent to 7.6 million barrels versus the same period of 2009.  For the year, ethanol volumes were up 29 percent to 29.9 million barrels versus 2009.
For the fourth quarter, total refined products volumes unadjusted for the Jan. 1, 2010, mandated ethanol blending change in California increased 5.7 percent (excluding Plantation up 2.4 percent) compared to the same period last year.  Adjusted for the mandated blending, total refined products volumes were up 6.7 percent (excluding Plantation up 3.9 percent) for the quarter.  Overall gasoline volumes including transported ethanol on the Central Florida Pipeline were up 5.2 percent (excluding Plantation up 0.3 percent).  Adjusted for the increased ethanol blending in California, overall gasoline volumes were up 7.0 percent (excluding Plantation up 2.7 percent).  Gasoline volumes on Plantation were up 16.8 percent, primarily reflecting an upgrade at a refinery in Louisiana and mainline allocation on a competing pipeline.  Diesel volumes were up 10.1 percent (excluding Plantation up 8.9 percent), reflecting strong results on Pacific due to an increase in economic activity on the West Coast, and on Plantation due to upgrades at another Louisiana refinery and mainline allocations on a competing carrier.  Jet fuel volumes were up 1.8 percent (excluding Plantation up 1.6 percent).  NGL volumes were down 15 percent due to lower volumes on Cochin compared to the fourth quarter of 2009.
For the year, total refined products volumes unadjusted for the mandated ethanol blending change in California were up 0.5 percent (excluding Plantation down 0.1 percent) compared to 2009, while total refined products volumes adjusted for the mandated blending increased 1.6 percent (excluding Plantation up 1.4 percent).  Overall gasoline volumes including transported ethanol on the Central Florida Pipeline were up 0.8 percent (excluding Plantation down 1.4 percent).  Adjusted for the increased ethanol blending in California, overall gasoline volumes were up 2.6 percent (excluding Plantation up 1 percent).  Diesel volumes increased by 3.6 percent (excluding Plantation up 4.6 percent) and jet fuel volumes were down 4.7 percent
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(excluding Plantation down 1.7 percent) compared to 2009.  Full year NGL volumes were down 5.1 percent versus the previous year, with strong performance on Cypress (up 13.1 percent) helping to offset the downturn on Cochin.
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $242.6 million, up 7 percent from $226.0 million for the comparable period of 2009.  For the year, segment earnings before DD&A and certain items were $835.9 million, a 6 percent increase over $787.5 million for 2009 and above its annual budget of 5 percent growth.
“Growth in the fourth quarter was driven by contributions from the KinderHawk joint venture in the Haynesville Shale that was formed early in 2010, and good results from the Rockies Express, Midcontinent Express and Texas Intrastate pipelines, and the Casper-Douglas processing assets,” Kinder said.  “A significant highlight in the fourth quarter was the completion of the Fayetteville Express Pipeline, which began firm contract service to shippers on Jan. 1, 2011.  With the completion of this pipeline and the formation of Eagle Ford Gathering (our joint venture with Copano in the Eagle Ford Shale) and KinderHawk Field Services (our joint venture in the Haynesville Shale), we have taken significant steps to position this segment for future growth.”
For the year, growth was attributable to a full year of contributions from Kinder Morgan Treating and the Midcontinent Express and Kinder Morgan Louisiana pipelines, the benefit of the KinderHawk joint venture and good results at Casper Douglas.  Full year earnings were impacted by lower results at the Texas Intrastate pipelines (reduced sales margins and lower storage spreads due to unfavorable market conditions), KMIGT (lower margins on transportation, operational gas sales and fuel recoveries) and Rockies Express (a force majeure in the first quarter and a higher than expected property tax assessment in Ohio).
Overall segment transport volumes were up 9 percent in the fourth quarter and 13 percent for the year compared to the same periods in 2009, due primarily to the Midcontinent Express and Kinder Morgan Louisiana pipelines being in service for the full year.  At the Texas Intrastates, sales volumes were up 2 percent in the fourth quarter and 0.4 percent for the year compared to the same periods in 2009, while transport volumes on the intrastates were up for the quarter but down for the year.
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The CO2 business reported fourth quarter segment earnings before DD&A and certain items of $241.5 million, up 6 percent from $227.7 million for the same period in 2009.  For the year, segment earnings before DD&A and certain items were $960.2 million, a 21 percent increase over $796.4 million for 2009, but short of its published annual budget of 26 percent growth.
“Growth in the fourth quarter compared to the same period last year was attributable to higher oil prices and higher NGL prices on unhedged volumes,” Kinder said.  “For the full year, CO2 produced very good results, with growth driven primarily by a 5 percent increase in NGL sales volumes, along with higher oil prices and higher NGL prices compared to 2009.  Oil production was down slightly at the SACROC Unit and decreased by 9 percent at the Yates Field compared to 2009.  We were able to offset most of the production declines by reducing costs, but we fell short of our annual budget for this segment primarily because the average West Texas Intermediate (WTI) crude oil price for the year of $79.49 was below the $83.73 that we assumed when we developed our 2010 budget.”
During 2010, KMP entered into new sales and delivery contracts of over 1.3 trillion cubic feet (Tcf) of CO2 to 10 customers for an average term of eight years.  These agreements include contracts with new customers and the replacement or extension of existing agreements that were set to expire over the next few years at generally more favorable terms.  Nearly 1 Tcf of the CO2 contracted for is with third-party customers, with the remaining amount for use at the company’s SACROC and Katz oil fields.  While overall CO2 delivery volumes were down slightly compared to 2009, CO2 production from the company’s southwest Colorado source fields and volumes on the Cortez pipeline were up, reflecting a slight uptick in third-party sales.
Average oil production for the fourth quarter at SACROC was 28.8 thousand barrels per day (MBbl/d), down from 29.9 MBbl/d for the same period in 2009.  For the year, average oil production at SACROC was 29.2 MBbl/d versus 30.1 MBbl/d in 2009, and slightly below its annual budget.  Average oil production for the quarter at the Yates Field was 23.1 MBbl/d, down from 26.4 MBbl/d for the same period in 2009, but relatively flat with the third quarter of this year.  For the year, average oil production at Yates was 24.0 MBbl/d, down from 26.5 MBbl/d in 2009 and about 9 percent below its annual budget.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized
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prices.  The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $60.21 versus $53.36 for the same period in 2009.  For the year, the realized weighted average oil price per barrel was $59.96 versus $49.55 for 2009.  The realized weighted average NGL price per barrel for the quarter, allocating none of the hedges to NGLs, was $53.88 compared to $48.09 for the same period last year.  For the year, the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $51.03 compared to $37.96 for 2009.
The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $172.6 million, up 11 percent from $154.9 million for the comparable period in 2009.  For the year, segment earnings before DD&A and certain items were $646.5 million, a 12 percent increase over $576.1 million for 2009, but slightly below its published annual budget target of 14 percent growth.
“Our increase in segment earnings in the fourth quarter was driven evenly by organic growth and acquisitions,” Kinder said.  Growth was driven by strong performances at KMP’s liquids terminals on the Houston Ship Channel, increased throughput at the company’s petroleum coke operations, good results from the West Coast operations and significantly higher ethanol volumes.
For the full year, about 54 percent of the $70.4 million in growth was driven internally, with acquisitions accounting for the other 46 percent.  “Compared to 2009, growth was driven by contract renewals and new storage capacity at our Pasadena and Galena Park terminals, strong results at our Van Wharves facility in Vancouver and our crude tank farm in Edmonton, a 48 percent increase in steel volumes to 24.7 million tons, contributions from the Slay acquisition in St. Louis and substantially higher ethanol volumes,” Kinder explained.
Ethanol handling in this segment was up 78 percent to 57.9 million barrels, with the majority of the increase attributable to the U.S. Development acquisition.  Combined, the terminals and products pipelines business segments handled about 87.8 million barrels of ethanol in 2010, an increase of 58 percent over 2009.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $48.7 million, up 20 percent from $40.6 million for the same period in 2009.
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For the year, segment earnings before DD&A and certain items were $181.6 million, a 10 percent increase over $165.7 million for 2009 and well above its published annual budget of 2 percent growth.
“Growth for both the quarter and the year were driven by increased deliveries over our Westridge Dock in British Columbia and into Washington state on the Trans Mountain pipeline system, as well as a favorable impact of appreciation in the Canadian dollar versus the U.S. dollar,” Kinder said.
2011 Outlook
As previously announced, KMP expects to declare cash distributions of $4.60 per unit for 2011, a 4.5 percent increase over the $4.40 per unit it will distribute for 2010.  “Our stable and diversified assets continue to grow and increase cash flow, even during weak economic times,” Kinder said.  “In 2011, we anticipate that our business segments will generate over $3.6 billion in segment earnings before DD&A, an increase of approximately $325 million over 2010.  We expect to distribute almost $1.5 billion for 2011 to our limited partners.”  Management anticipates investing approximately $1.4 billion at KMP in expansions (including contributions to joint ventures) and small acquisitions in 2011 to further grow the company.  Over $430 million of the equity required for this investment program will be funded by Kinder Morgan Management (NYSE: KMR) dividends.
KMP’s expectations assume an average WTI crude oil price of approximately $89 per barrel in 2011, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2011, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $5.5 million, or less than 0.2 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMP’s annual analyst conference, originally scheduled to occur on Jan. 27, 2011, has been postponed solely because Kinder Morgan, Inc. is in registration with the Securities and Exchange Commission (SEC) for its initial public offering.  KMI owns the general partner of KMP.  Once the initial public offering of KMI has occurred, KMP will provide a new date for
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the 2011 KMP analyst conference.  Anyone seeking more information about KMP’s 2011 budget may review the Form 8-K filed Dec. 29, 2010, with the SEC.
KMR also expects to declare distributions of $4.60 per share for 2011.
Other News
Products Pipelines

•
In December, KMP completed the first phase of an expansion project at its Reno Terminal which involved upgrades to its diesel loading rack facilities.  The project is supported by a long-term customer contract whereby KMP will supply ultra-low sulfur diesel from the terminal for use in northeast Nevada gold mines.  Remaining work to be done on the project includes reactivating and placing into service a dedicated truck loading rack, which is expected to be completed in March of 2011.

•
Kinder Morgan continues working on its approximately $48 million expansion project that will transport and store incremental military jet fuel at the Travis Air Force Base in northern California.  The company completed building a 1.6-mile, 16-inch pipeline in early October and is on track to finish construction of three 150,000-barrel tanks and related facilities for the project in March of 2012.

•
Kinder Morgan completed the purchase of ethanol rail facilities from High Sierra Energy in October.  This facility provides three rail car offloading positions to deliver ethanol to the company’s Reno terminal.  An additional project is underway that will also connect the rail facility to an adjacent terminal facility to enable receipt of ethanol via rail instead of tank truck.  The rail facility is served by the Union Pacific Railroad.

•
KMP continues to pursue commercial agreements with shippers for its proposed 240-mile Marcellus NGL Pipeline Lateral.  The proposed pipeline would originate in Marshall County, W. Va., and connect to the Cochin Pipeline near Metamora, Ohio, for shipment of natural gas liquids to facilities in the Sarnia, Ontario, petrochemical complex.

Natural Gas Pipelines

•
Pipeline construction is complete on the Fayetteville Express Pipeline (FEP).  Firm contract service began for all shippers Jan. 1.  All of the pipeline, meters and the majority of the compression have been completed and placed into service, with the remaining compression expected to be available this month.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 185-mile pipeline that stretches from Conway County, Ark., to Panola County, Miss.  FEP secured 10-year binding commitments totaling 1.85 billion cubic feet (Bcf) per day of the pipeline’s initial 2 Bcf per day of capacity.  The joint venture’s cost estimate for this project is approximately $1 billion versus an original budget of $1.3 billion.

•
KMP and Copano Energy have increased their commitment in Eagle Ford Gathering to $275 million to provide additional gathering, transportation, processing and fractionation services to natural gas producers in the Eagle Ford Shale resource play in South Texas.

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Eagle Ford Gathering entered into long-term gas services agreements with SM Energy (July 2010) and Chesapeake Energy Marketing (November 2010), which fully subscribed the joint venture’s initial 375,000 MMBtu per day of pipeline and processing commitments on Kinder Morgan’s intrastate pipelines and at Copano’s Houston Central plant.  KMP and Copano agreed to invest $175 million to construct 111 miles of 30-inch diameter pipeline and related facilities, which are under construction, to serve Eagle Ford Shale production from Chesapeake and SM Energy.  Kinder Morgan and Copano then expanded the scope of the joint venture (January 2011) by announcing it will invest an additional $100 million to provide 200,000 MMBtu of incremental gathering and processing capacity to producers in the Eagle Ford Shale.  This will be accomplished by building additional pipelines and related facilities and through a long-term agreement with Formosa Hydrocarbons Company for additional processing and fractionation services.  In this second phase, Eagle Ford Gathering will build a 54-mile, 24-inch diameter crossover pipeline between existing Kinder Morgan pipelines, and an additional 20-mile, 20-inch diameter pipeline that will enable the joint venture to deliver gas to Formosa.  Construction of the 30-inch diameter pipeline is expected to be completed in the third quarter and the crossover facilities by year end.  The joint venture will continue to pursue additional investment opportunities in the Eagle Ford shale play.

•
KinderHawk Field Services, the natural gas gathering and treating joint venture of KMP and Petrohawk in the Haynesville Shale in Louisiana, secured additional new third-party gas gathering and treating commitments in 2010.  These contracts provide for the dedication of 17 sections across three shippers for three to 10 year terms.  There is potential for 136 wells based upon 80-acre spacing.  The anticipated daily volume could approach over 200,000 dekatherms per day depending on expected drill schedules and operational techniques.  The estimated ultimate recovery per well is between 4.5 Bcf and 8.5 Bcf.  KinderHawk currently has about 365 miles of pipeline with over 2 Bcf per day of capacity and throughput of about 800 million cubic feet per day.

CO2

•
Kinder Morgan has completed construction of its Eastern Shelf Pipeline and began injecting CO2 at its Katz Field in the Permian Basin of West Texas, which is expected to grow oil production by more than 1,000 barrels per day in 2011.  Katz currently produces about 240 barrels per day.  The 91-mile, 10-inch diameter distribution pipeline and complementary facilities have an initial capacity of 65 million cubic feet per day, with the ability to increase the capacity to 200 million cubic feet per day.  The company anticipates that the approximately $230 million project will unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years from the Katz Field, and will provide a platform for future enhanced oil recovery operations in the region.  In addition to delivering CO2 to Kinder Morgan’s Katz Field, the pipeline (which begins near Snyder and ends near Knox City) provides third-party customers with access to a steady supply of CO2 for enhanced oil recovery.

Terminals

•	KMP closed on an initial $50 million equity investment in Watco Companies on Jan. 3 in exchange for a preferred equity position in the rail transportation company. Watco owns the

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largest privately held short line railroad company in the United States and also operates transload/intermodal and mechanical services divisions.  The transaction provides capital to Watco for further expansion of specific projects and offers Kinder Morgan the opportunity to share in the subsequent growth.  The investment complements KMP’s existing terminal network and provides customers more transportation services for many commodities that it handles.  The relationship with Watco is also expected to produce additional growth opportunities through new projects such as crude unit train operations and incremental business at KMP’s terminal storage facilities.  KMP may invest up to an additional $100 million in Watco this year.

•
KMP acquired certain assets from Liquid Transfer Terminals for $2.5 million in December.  The purchased assets include five tanks with a total of 150,000 barrels of storage, a river dock and about seven acres of land, which will be combined with KMP’s adjacent Queen City terminal in Cincinnati, Ohio.

•
KMP acquired its third waterfront shipping terminal in Chesapeake, Va., in October for approximately $8.1 million.  The facility handles a minimum of 250,000 tons of material annually including pumice, aggregate and sand, and sits on approximately 40 acres of land.  The terminal, located near the company’s Elizabeth River Terminal, includes a dock, crane, conveyors and several customer contracts.

•
KMP is installing a $16 million railcar loop track at its Deepwater Petcoke Terminal in Pasadena, Texas, to transport a major petcoke producer’s volumes to the facility.  The company expects to have the track in service Jan. 31 of this year.

•
KMP can now unload 50 percent more fertilizer at its Port Sutton terminal in Florida by using a new E-Crane loader/unloader and new conveyors, which were added through a $7.5 million expansion of the facility.

•	KMP completed a $7.4 million expansion at its Pier IX terminal in Newport News, Va., that added additional coal export capacity of 3 million tons.

•
Looking to capitalize on increasing demand for coal export capacity, KMP has also entered into letters of intent with two major coal producers that will result in expansions of two KMP terminals.  The company has signed a letter of intent with a major central Appalachian coal producer to expand its IMT terminal in Louisiana.  The approximately $70 million project will enable the company to handle an incremental 6 million tons of coal with a minimum commitment for 4 million tons.  The project is expected to be completed in 2012.  KMP has also signed a letter of intent with a major western coal producer to expand one of its Houston petcoke facilities to handle up to 2 million tons.  The approximately $15 million project should be completed in the third quarter this year, pending obtaining permits.

Financings

•
KMP sold common units valued at approximately $118.6 million during the fourth quarter under its at-the-market program.  KMP has raised approximately $1.254 billion in 2010 comprised of $792.1 million of equity in KMP offerings and at-the-market program, $379.9 million in KMR dividends and $81.7 million issued in conjunction with the U.S. Development terminals acquisition.  Additionally, KMP terminated certain interest rate swaps in the fourth quarter and received approximately $158 million in cash proceeds.

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Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.13 distribution ($4.52 annualized) payable on Feb. 14, 2011, to shareholders of record as of Jan. 31, 2011.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth  quarter and full year earnings.

CONTACTS
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP
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financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, KinderHawk and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, two additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our
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financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$1,926.6	$1,910.9	$8,077.7	$7,003.4

Costs, expenses and other
Operating expenses	1,093.4	1,166.9	5,021.3	4,205.0
Depreciation, depletion and amortization	230.2	234.6	904.8	850.8
General and administrative	87.1	91.5	375.2	330.3
Taxes, other than income taxes	43.3	38.2	171.4	137.0
Other expense (income)	0.8	(16.7)	(5.6)	(34.8)
	1,454.8	1,514.5	6,467.1	5,488.3
Operating income	471.8	396.4	1,610.6	1,515.1

Other income (expense)
Earnings from equity investments	67.5	49.8	223.1	189.7
Amortization of excess cost of equity investments	(1.5)	(1.5)	(5.8)	(5.8)
Interest, net	(127.5)	(112.8)	(484.9)	(409.0)
Other, net	14.4	5.7	24.2	49.5

Income before income taxes	424.7	337.6	1,367.2	1,339.5

Income taxes	(8.4)	(12.9)	(36.0)	(55.7)

Net income	416.3	324.7	1,331.2	1,283.8

Net income attributable to Noncontrolling Interests	(3.2)	(4.4)	(10.8)	(16.3)

Net income attributable to KMP	$413.1	$320.3	$1,320.4	$1,267.5

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income attributable to KMP	$413.1	$320.3	$1,320.4	$1,267.5
Less: General Partner’s interest	(275.9)	(243.1)	(884.9)	(935.8)
Limited Partners’ interest in net income	$137.2	$77.2	$435.5	$331.7

Limited Partners’ net income per unit
Net income	$0.44	$0.26	$1.42	$1.18
Weighted average units outstanding	314.2	292.0	307.1	281.5

Declared distribution / unit	$1.13	$1.05	$4.40	$4.20

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$165.4	$116.2	$504.5	$584.5
Natural Gas Pipelines	243.4	228.9	836.3	789.6
CO2	241.4	219.6	965.5	782.9
Terminals	170.2	166.2	645.4	599.0
Kinder Morgan Canada	48.7	40.6	181.6	154.5
	$869.1	$771.5	$3,133.3	$2,910.5

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$170.9	$164.6	$687.5	$635.1
Natural Gas Pipelines	242.6	226.0	835.9	787.5
CO2	241.5	227.7	960.2	796.4
Terminals	172.6	154.9	646.5	576.1
Kinder Morgan Canada	48.7	40.6	181.6	165.7
Total	$876.3	$813.8	$3,311.7	$2,960.8

Segment DD&A and amortization of excess investments
Products Pipelines	$26.4	$24.9	$104.1	$97.5
Natural Gas Pipelines	32.0	31.1	124.6	93.8
CO2	113.8	133.5	454.9	489.9
Terminals	48.5	36.0	184.1	136.9
Kinder Morgan Canada	11.0	10.6	42.9	38.5
Total	$231.7	$236.1	$910.6	$856.6

Segment earnings contribution
Products Pipelines (1)	$144.5	$139.7	$583.4	$537.6
Natural Gas Pipelines (1)	210.6	194.9	711.3	693.7
CO2 (1)	127.7	94.2	505.3	306.5
Terminals (1)	124.1	118.9	462.4	439.2
Kinder Morgan Canada (1)	37.7	30.0	138.7	127.2
General and administrative (1) (2)	(87.0)	(89.0)	(374.9)	(332.2)
Interest, net (1) (3)	(132.2)	(117.2)	(505.3)	(429.7)
Net income before certain items	425.4	371.5	1,520.9	1,342.3
Certain items
Kinder Morgan Canada non-cash adjustments (4)	-	-	-	(11.2)
Allocated non-cash long-term compensation	(0.9)	(1.4)	(4.6)	(5.7)
Acquisition costs (5)	(0.7)	(1.7)	(3.6)	(2.3)
Legal expenses (6)	-	-	(1.6)	0.5
Legal reserves (7)	(14.0)	(18.0)	(172.0)	(18.0)
Mark to market and ineffectiveness of certain hedges (8)	0.7	(9.2)	5.3	(19.1)
Insurance deductible and casualty loss (9)	(2.4)	-	(8.0)	-
Environmental reserves and receivables	-	(32.3)	(2.5)	(36.2)
Asset disposition expenses (10)	(0.6)	-	(18.0)	-
Gain on sale (11)	8.8	-	8.8	-
Insurance reimbursement for casualty loss (12)	-	17.0	6.7	32.0
Other (13)	-	(1.2)	(0.2)	1.5
Sub-total certain items	(9.1)	(46.8)	(189.7)	(58.5)
Net income	$416.3	$324.7	$1,331.2	$1,283.8
Less: General Partner’s interest in net income (14)	(275.9)	(243.1)	(884.9)	(935.8)
Less: Noncontrolling Interests in net income	(3.2)	(4.4)	(10.8)	(16.3)
Limited Partners’ net income	$137.2	$77.2	$435.5	$331.7

Net income attributable to KMP before certain items	$421.9	$366.5	$1,505.5	$1,325.3
Less: General Partner’s interest in net income before certain items (14)	(276.0)	(243.6)	(886.8)	(936.4)
Less: General Partner ICT impact (15)	-	-	(166.6)	-
Limited Partners’ net income before certain items	145.9	122.9	452.1	388.9
Depreciation, depletion and amortization (16)	271.5	265.5	1,056.3	931.2
Book (cash) taxes - net	5.0	11.2	26.2	41.9
Express & Endeavor contribution	2.1	2.4	4.7	6.2
Sustaining capital expenditures (17)	(58.3)	(60.2)	(179.2)	(172.2)
DCF before certain items	$366.2	$341.8	$1,360.1	$1,196.0

Net income / unit before certain items	$0.46	$0.42	$1.47	$1.38
DCF / unit before certain items	$1.17	$1.17	$4.43	$4.25
Weighted average units outstanding	314.2	292.0	307.1	281.5

____________
Notes ($ million)
(1)	Excludes certain items:
4Q 2009 - Products Pipelines $(48.4), Natural Gas Pipelines $2.9, CO2 $(8.1), Terminals $11.3, general and administrative expense $(4.1), interest expense $(0.4);
YTD 2009 - Products Pipelines $(50.6), Natural Gas Pipelines $2.1, CO2 $(13.5), Terminals $22.9, KMC $(11.2), general and administrative expense $(6.6), interest expense $(1.6);
4Q 2010 - Products Pipelines $(5.5), Natural Gas Pipelines $0.8, CO2 $(0.1), Terminals $(2.4), general and administrative expense $(1.6), interest expense $(0.3); and
YTD 2010 - Products Pipelines $(183.0), Natural Gas Pipelines $0.4, CO2 $5.3, Terminals $(1.1), general and administrative expense $(10.2), interest expense $(1.1).
(2)	General and administrative expense includes income tax that is not allocable to the segments: 4Q 2009 - $1.6, YTD 2009 - $8.5, 4Q 2010 - $1.5, YTD 2010 - $9.9.
(3)	Interest expense excludes interest income that is allocable to the segments: 4Q 2009 - $4.8, YTD 2009 - $22.3 and 4Q 2010 - $5.0, YTD 2010 - $21.5.
(4)	Primarily non-cash regulatory accounting adjustments made during 1Q and 2Q 2009.
(5)	Acquisition expense items related to the Express dropdown in 2009 and the Crosstex, USD, Slay, KinderHawk joint venture, Direct Fuels, and Allied acquisitions in 2010.
Under prior accounting standards, these expenses would have been capitalized.
(6)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(7)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines.
(8)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(9)	Insurance deductible and write-off of assets related to casualty losses.
(10)	Environmental clean-up expense and demolition of physical assets in preparation for the sale of west coast land.
(11)	Gain on sale of a 50% interest in the Cypress pipeline system and revaluation of remaining interest to fair value.
(12)	Insurance reimbursements for prior period losses experienced in hurricanes and fires.
(13)	2009 - TransMountain land transfer tax, Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
2010 - Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
(14)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7.0 in 4Q and $18.1 YTD 2010
(15)	Impact of Interim Capital Transaction (ICT) on the GP
(16)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), KinderHawk (2010), and Cypress (2010) DD&A: 4Q 2009 - $29.4, YTD 2009 - $74.6, and 4Q 2010 - $39.8, YTD 2010 $145.7.

(17)	Includes KMP share of REX, MEP, KinderHawk, and Cypress sustaining capital expenditures.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Products Pipelines
Gasoline (1)	104.1	98.9	403.5	400.1
Diesel	38.8	35.3	148.3	143.2
Jet Fuel	28.1	27.7	106.2	111.4
Total Refined Product Volumes (MMBbl)	171.0	161.9	658.0	654.7
NGL’s	6.9	8.1	25.2	26.5
Total Delivery Volumes (MMBbl) (2)	177.9	170.0	683.2	681.2
Ethanol (MMBbl) (3)	7.6	6.4	29.9	23.1

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	658.7	601.6	2,584.2	2,285.1
Sales Volumes (Bcf)	195.8	192.2	797.9	794.5

CO2
Delivery Volumes (Bcf) (5)	195.1	194.3	753.3	774.0
Sacroc Oil Production - Gross (MBbl/d) (6)	28.8	29.9	29.2	30.1
Sacroc Oil Production - Net (MBbl/d) (7)	24.0	24.9	24.3	25.1
Yates Oil Production Gross - (MBbl/d) (6)	23.1	26.4	24.0	26.5
Yates Oil Production - Net (MBbl/d) (7)	10.3	11.7	10.7	11.8
NGL Sales Volumes (MBbl/d) (8)	10.1	10.0	10.0	9.5
Realized Weighted Average Oil Price per Bbl (9) (10)	$60.21	$53.36	$59.96	$49.55
Realized Weighted Average NGL Price per Bbl (10)	$53.88	$48.09	$51.03	$37.96

Terminals
Liquids Leasable Capacity (MMBbl)	58.2	56.4	58.2	56.4
Liquids Utilization %	96.2%	96.6%	96.2%	96.6%
Bulk Transload Tonnage (MMtons)	21.4	21.2	92.4	83.0
Ethanol (MMBbl)	13.8	7.9	57.9	32.6

Trans Mountain (MMbbls - mainline throughput)	29.1	27.5	108.4	102.5
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA pipeline volumes
(5)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes, and also ESPL beginning in 4Q 2010
(6)	Represents 100% production from the field
(7)	Represents KMP's net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for Oil and NGLs are included with crude oil

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	December 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$129	$147
Other current assets	1,158	1,098
Property, plant and equipment, net	14,603	14,154
Investments	3,886	2,845
Deferred charges and other assets	2,085	2,018
TOTAL ASSETS	$21,861	$20,262

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$1,262	$595
Other current liabilities	1,497	1,423
Long-term debt	10,277	9,998
Value of interest rate swaps	605	332
Other	923	1,190
Total liabilities	14,564	13,538

Partners’ capital
Accumulated other comprehensive loss	(186)	(395)
Other partners’ capital	7,401	7,039
Total KMP partners’ capital	7,215	6,644
Noncontrolling interests	82	80
Total partners’ capital	7,297	6,724
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$21,861	$20,262

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$11,410	$10,446

Segment Earnings Before DD&A and certain items	$3,457	$3,035
G&A	(375)	(332)
Income Taxes	36	44
EBITDA (1)	$3,118	$2,747

Debt to EBITDA	3.7	3.8

(1)	EBITDA includes add back of KMP's share of REX, MEP, KinderHawk, and Cypress DD&A